UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12
HMS Income Fund, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

Explanatory Note

The following FAQ was distributed to stockholders of HMS Income Fund, Inc. on July 1, 2020.

HMS Income Fund - Frequently Asked Questions
Statements included in this document that are not historical facts, are forward-looking statements under the U.S. securities laws. These statements are only predictions based on certain underlying assumptions. We caution you not to place undue reliance on such statements as assumptions underlying these statements could eventually prove to be inaccurate. Important factors that could cause actual results to vary materially from the forward-looking statements may be found in the public filings we make with the SEC from time to time.

Investment Adviser Role Transition to solely Main Street

1.	Why is the investment adviser role proposed to be transitioned from Hines to Main Street?

Pursuant to the plan of HMS Income Fund (“we,” “us,” “our,” “HMS,” or the “Fund”) to evaluate a liquidity event between four and six years after the end of its capital raise, the HMS management team has been working with our Board of Directors, our investment sub-adviser, a wholly owned subsidiary of Main Street Capital Corporation (“Main Street”), strategic advisers and legal and accounting teams to develop a plan of action to pursue a liquidity event for our shareholders that will be in their best interest. Transitioning the investment adviser role over to Main Street accomplishes a number of objectives that will position the Fund to undertake a liquidity event:

•
Importantly, this plan ensures that the Fund’s investors will continue to benefit from direct access to the management team of one of the best performing business development companies (“BDCs”) in the market, public or non-public.

•
Main Street has demonstrated a strong history of putting investors first that has led to strong financial performance, favorable analyst coverage, an attractive price-to-net asset value (NAV) per share ratio, growth in assets under management and profitability that has enabled the payment of consistent dividends to its investor base.

•	Putting Main Street in control of the Fund’s operations brings HMS fully under its umbrella, allowing its management team to make all strategic decisions for the Fund.

•
Main Street intends to target the same liquidity event window as was stated in the HMS Income Fund prospectus, subject to the Fund being properly positioned for this event and favorable market conditions. We believe the strong reputation and public markets expertise of Main Street will enhance the ability of the Fund to execute any potential liquidity event.

2.	Why Main Street ? Were other firms considered to run HMS?

•
Main Street or one of its affiliates has served as the Fund’s investment sub-adviser and been represented on the Fund’s Board of Directors since the Fund’s launch in 2012. This provides Main Street with deep knowledge of the Fund's strategy, portfolio of investments, and operations.

•
Main Street is one of the best performing BDCs and specializes in providing long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. We believe that their expertise is an excellent fit with HMS’s strategy and investment objectives.

•
The HMS management team and Board of Directors considered various options in evaluating next steps to position the Fund for a potential liquidity event.  Ultimately, along with advice from various advisors and discussions with industry experts, it was decided that Main Street was the ideal candidate to assume the sole adviser role based on their intimate knowledge of the Fund’s investment portfolio.

3.	Why now?

•
The HMS management team has been working with our Board of Directors, Main Street, strategic advisers and legal and accounting teams to consider a range of options to provide a liquidity event for the Fund’s investors. Based on our evaluation, which included the analysis of precedent transactions by BDCs, our board determined that this transition is in the best interest of HMS Income Fund’s investors. With Main Street as sole investment adviser, we believe the Fund will be well positioned to fulfill the Board’s goal of achieving a favorable liquidity event while continuing to value growth opportunities and deliver strong returns. As the manager of a publicly traded BDC, Main Street has successfully completed a liquidity event and understands the preparation and processes required to do so.

4.	If the new advisory agreement with Main Street is approved, will Hines have any role in the management of HMS going forward?

•
If the new investment advisory agreement is approved, Main Street will become the sole investment adviser to the Fund. As such, Main Street will direct the investment strategy and growth of HMS. However, Hines plans to be deeply involved in communicating forthcoming changes for the Fund and will provide certain ongoing support services for the Fund for an extended period of time to ensure a smooth transition.

•
We acknowledge and recognize the critical importance of the Fund’s investors and intend to maintain our strong relationship with Main Street to coordinate and continue providing all of you with information about the Fund throughout this transition.

5.	Does the transition of the adviser role from Hines to Main Street affect my investment? If so, how?

•	We intend to make the transition from Hines to Main Street as seamless as possible for investors.

•
Main Street or one of its affiliates has served as the investment sub-adviser to the Fund and has had a designated director on our Board of Directors since the Fund’s launch in 2012. This close relationship provides Main Street with deep knowledge of the Fund’s strategy, portfolio of investments and operations. In this regard, it is important to note that as of March 31, 2020, approximately 98.5% of the Fund’s portfolio investments were also held by Main Street.

•
Subsequent to the adviser transition, we expect Main Street to continue to evaluate the global yield environment, fund composition, fund yield, and cost of operating and financing expenses so that it can recommend to the Fund’s board the appropriate timing and amount of potential future distributions to Fund investors.

•	Shareholders will also benefit from a change in the Fund’s fee structure. The current fee structure for HMS includes an annual 2% asset management fee paid in aggregate to the advisers of the Fund.

•
Assuming shareholder approval for the new advisory agreement with Main Street is obtained, which will be voted on as part of the Fund’s annual shareholder meeting, the annual asset management fee will be reduced to 1.75% with Main Street as the sole investment adviser. We expect this benefit will be partially offset by a small increase in external administrative costs. The calculation of the incentive fees will not change under the new advisory agreement.

6.	Why should HMS shareholders approve this transition?

•
With Main Street as sole investment adviser, we believe the Fund will be well positioned to fulfill the Board’s goal of achieving a liquidity event for stockholders while continuing to pursue new investment opportunities and deliver strong financial returns.

•
Main Street or one of its affiliates has sub-advised the Fund since its inception. The Main Street investment team has an excellent track record of NAV per share growth of 61% since December 31, 2007 and features a strong management team with over 100 years of collective investment management experience as well as deep industry relationships that are integral to sourcing new investment opportunities.

•
Shareholders will also benefit from a change in the Fund’s fee structure. If the transition is approved, the annual asset management fee paid by the Fund will be reduced from 2% to 1.75%. The calculation of the incentive fees will not change under the new advisory agreement.

•
Main Street is seeking to target the same liquidity event window as previously stated in the HMS prospectus, subject to the Fund being properly positioned for this event and favorable market conditions. We believe the strong reputation and public markets expertise of Main Street will provide additional benefits in executing a liquidity event.

7.	Will the name of the fund change with Main Street as adviser?

•	The name of the Fund will change in connection with the change in investment adviser to appropriately reflect the management of the Fund by Main Street as the sole investment adviser.

8.	How will this change in the investment adviser alter the Fund’s investment objectives or the way the fund is managed?

•
Keeping with the strategy of investing in predominately domestic middle market and lower middle market companies, Main Street plans to continue to pursue a strategy whereby the Fund intends to co-invest with Main Street’s publicly traded business development company pursuant to the guidelines and conditions included in the Fund’s current SEC Order for co-investment exemptive relief to the extent available and/or in accordance with allocation policies approved by the Fund’s Board intended to ensure the fair and equitable allocation of investment opportunities between us and Main Street.

•
We have also filed a new application for co-investment exemptive relief with the SEC, which was most recently amended and restated in June 2020, and that would provide greater flexibility in structuring and effectuating co-investment transactions between us, Main Street and certain other funds managed by HMS and Main Street, as described in the application.

•
With approximately 98.5% of the Fund’s March 31, 2020 portfolio invested in the same companies as are held in the portfolio of Main Street, we believe that the full allocation of management responsibilities to Main Street is a logical next step towards pursuing a liquidity event.

•	Main Street’s investment personnel will continue to source investments and monitor opportunities for both funds.

•

•
We believe that Main Street is seeking to target the same liquidity event window as previously stated in the HMS prospectus, subject to the Fund being properly positioned for this event and favorable market conditions. We believe the strong reputation and public markets expertise of Main Street will provide an additional benefit in executing a liquidity event.

9.	Will changing the investment adviser affect the liquidity event target of 4 to 6 years after the end of the HMS capital raise? What are the options for a liquidity event?

•
No, Main Street is currently targeting the same liquidity event window as previously stated in the HMS prospectus, subject to the Fund being properly positioned for this event and favorable market conditions.

•
Main Street has been an integral part of HMS Income Fund since its launch in 2012. Both Hines and Main Street understand the importance of focusing on achieving a liquidity event and expect to communicate their intentions as the plan for a liquidity event advances.

•	As outlined in the HMS prospectus, HMS maintains a number of liquidity options to pursue including a listing, an asset sale or a merger.

10.	What is required to make the transition to Main Street as the sole investment adviser and when will the transition be complete?

•
A number of steps will be required before the transition to Main Street as the sole investment adviser to the Fund can be finalized. First, HMS shareholders must approve the change in adviser. This vote is being sought as part of the Fund’s annual meeting.

•
Hines and Main Street have entered into a transition services agreement for up to six months post-closing to gradually transition all operations to Main Street over time. This period will also provide Hines time to communicate with interested parties and allow them to fully understand the transaction.

•	We will seek to make the transition from Hines to Main Street as seamless as possible for investors.

11.	What changes are anticipated with the Board of Directors or senior management?

•
As part of this transition, the Board of Directors intends to nominate two highly qualified independent directors to join the Board to replace two current independent directors. In addition, in connection with the effectiveness of the new investment advisory agreement, one of HMS’s interested directors will resign from the Board and the size of the Board is expected to be reduced to four members.

•
The Board of Directors also appointed as a director of HMS, and has nominated for re-election, Dwayne Hyzak, the Chief Executive Officer of Main Street, as Main Street’s interested director on the Board.

•	In connection with the effectiveness of the new investment advisory agreement, the Fund’s existing officers will resign and be replaced by Main Street personnel.

•	All of these changes are detailed in the HMS Income Fund proxy statement.

12.	Does the impact of COVID-19 play a part in Hines’ decision to transition the investment adviser role to Main Street?

•
While the timing and impact of COVID-19 on the health of our global population and economy have been challenging, the process of determining the next steps for HMS was underway well before the onset of the pandemic.

•	The HMS management team and Board of Directors have been working to formulate a plan for the Fund’s liquidity event for a long period of time.

•
The future trajectory and impact of the pandemic remains uncertain; however, HMS’s Board of Directors believes that the transition of the Fund’s operations to Main Street under the new investment advisory agreement will not be negatively impacted by the continuing pandemic.

13.	How will Hines Securities be updated on the progress of the Fund as well as other market updates once the transition is complete?

•	In the near term, HMS wholesalers will maintain their current relationships with Financial Advisors, while coordinating with Main Street to assist with an eventual transition moving forward.

•	Over time, we expect these relationships to transition to Main Street.

14.	On a go-forward basis, should I contact Hines or Main Street about my investment? Will Hines no longer be available for information?

•
Until this transition is approved by HMS Income Fund shareholders and notice is provided to all interested parties, you should contact Hines. Your Hines’ contacts will remain the same for the near term.

15.	Will HMS continue to file quarterly, annual and other reports publicly with the SEC?

•
Yes, HMS will continue to operate as a non-traded, public-reporting BDC and will continue to file required reports, including required financial statements, with the SEC that are publicly available through the Fund’s website or the SEC website at https://www.sec.gov/edgar.shtml.

Distribution Suspension

16.	Why are you suspending the distribution?

•
Our Board and management team determined that a temporary suspension of distributions at this time was the most prudent decision to preserve the integrity of the Fund and long-term returns for our shareholders.

•
As we focus on maintaining the necessary liquidity for the Fund’s ongoing operations, this decision was made due to the uncertainty and impact of COVID-19, a lower interest rate environment, and limitations under our current leverage facilities.

•
The Board also agreed to move from a quarterly distribution declaration to a monthly declaration going forward to maintain the flexibility to reinstate a distribution more quickly when we conclude it is in the best interest of our stockholders to do so.

•
While we have seen a number of non-traded BDCs also suspend their distribution in recent months, the decision to suspend the HMS distribution is based solely on the anticipated needs of our Fund and our desire to ensure proper liquidity is maintained.

•	The decision to suspend the distribution does not have any connection to the proposed investment adviser transition.

17.	What factors contributed to the Board’s decision?

•	Several factors affect the Fund’s liquidity position and contributed to the Board’s decision, including:

◦
The impact of COVID-19 on portfolio companies, with many companies drawing on available capital to support their own balance sheets, accessing government support programs, and seeking cash injections from their owners/PE sponsors to sustain their operations.

◦
A lower interest rate environment and decline in investment yields (for example, year-over-year LIBOR rates declined more than 90%, which resulted in a decrease in the Fund’s weighted average unlevered yield from 9.6% at 3/31/2019 to 8.3% at 3/31/2020).

◦	Restrictions in our credit facilities resulting in a reduction of cash flow available from our portfolio investments.

18.	When does the suspension of distributions go into effect? When will it be lifted?

•
Shareholder distributions, which include both those paid in cash and those paid in shares through the distribution reinvestment plan, will be temporarily suspended starting after the July 1, 2020 distribution.

•
The HMS management team and Board of Directors, and following the completion of the investment adviser transition (if approved), the new HMS management team, will continue to monitor the liquidity of the Fund and the needs of its portfolio companies to determine when the Fund will resume payment of dividends.

•
While the Fund is temporarily suspending distributions to maintain an appropriate level of liquidity, the Fund fully intends to make the necessary distributions in the future to comply with requirements for distributions for each taxable year in order for the Fund to continue to qualify as a RIC under the U.S. Internal Revenue Code.

•	We will continue to review cash flow projections in order to declare future distributions. Various considerations will include the following:

◦	The amount of cash on hand and available liquidity through our lines of credit

◦	The amount of current and anticipated financing needs of our portfolio companies

◦	The availability and cost of additional capital sources that can support the Fund and individual portfolio companies

◦	The overall health of our portfolio and the economy as we continue to navigate through the impact of COVID-19

◦	A full or partial recovery of market interest rate yields

19.	How does the Fund expect to re-invest the savings from the suspended distribution?

•
The temporary suspension will allow the Fund to de-lever and maintain the necessary liquidity for its ongoing operations. These operations include the support of its portfolio companies as we continue to address the capital constraints of a low interest rate environment and the operational issues caused by COVID-19 that have limited the ability of our portfolio companies to conduct business as usual.

20.	What other actions did HMS consider to preserve its liquidity other than the distribution suspension?

•
With lower investment yields and the value of our assets being adversely impacted by weakness in the global economy, the HMS management team and Board evaluated our options to combat these issues, including:

◦	Selling assets in a depressed valuation environment to generate cash flow

◦	Increasing our use of leverage to offset the decline in our unlevered yield

◦	Transitioning the fund to higher yielding and inherently more risky investments

•	We determined that a temporary suspension of distributions at this time was the most prudent decision to preserve the integrity of the Fund and long-term returns for our shareholders.

21.	What has the effect of COVID-19 been on the Fund’s credit facilities?

•	As a result of the pandemic, lenders are protecting their positions through exercise of covenant constraints until there is more clarity on the economic impact and duration of the crisis.

•
Lenders are carefully evaluating the collateral supporting their loan advances and have proactively decreased advances on collateral, requiring borrowers to make loan paydowns. We believe these lender actions are being undertaken industry-wide and not just at HMS.

•	Items which could result in reduced advances on collateral are:

◦	Deterioration in portfolio company financial performance (e.g. EBITDA coverage to debt)

◦	Portfolio company-requested amendments (e.g. covenant relief or deferral of amortization payments, etc.)

◦	Defaults or actual write-downs of the investments

22.	What is HMS’s standing with its credit facilities?

•
In late March 2020, as the impact of the pandemic began to take its toll, advances on portfolio loans included in the Deutsche Bank (DB) collateral borrowing base were reduced, thus requiring loan paydowns.

•
In an effort to maintain liquidity and avoid a facility default, in late April 2020, we negotiated a modification of the facility. The modification requires all interest and principal payments received for the loans held as collateral under the DB facility to be applied to the outstanding DB facility balance. This modification reduces the Fund’s liquidity and therefore the cash it has available for distributions.

•
The assets in the DB facility generate a significant amount of cash that would normally be available for cash distributions. However, right now this cash is being used to pay down the DB facility and reduce the leverage of the Fund.

•
We are hopeful this is a short-term situation and that we will be able to work toward a solution allowing us future access to the interest income and amortization receipts from these assets. However, until that time, the cash generated by our portfolio investments in the DB credit facility are not available to HMS.

Additional Information and Where to Find It
This communication relates to a proposed new investment advisory agreement for HMS (the “Proposal”) and may be deemed to be solicitation material in respect of the Proposal. In connection with the Proposal, HMS has filed a preliminary proxy statement on Schedule 14A (the “Preliminary Proxy Statement”) with the SEC, and HMS intends to file additional relevant materials with the SEC.
STOCKHOLDERS OF HMS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PRELIMINARY PROXY STATEMENT FILED BY HMS, AND THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A (THE "DEFINITIVE PROXY STATEMENT") TO BE FILED BY HMS, IN CONNECTION WITH THE PROPOSAL, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSAL.
Investors and security holders will be able to obtain all such documents free of charge through the website maintained by the SEC at www.sec.gov and through HMS's website at https://www.hinessecurities.com/hmsincomefund.

Participants in Solicitation
HMS and its directors, trustees, executive officers and certain other members of management and employees of HMS’s investment adviser, HMS Adviser LP may be deemed to be participants in the solicitation of proxies from the stockholders of HMS in connection with the Proposal. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of HMS’s stockholders in connection with the Proposal is contained in the Preliminary Proxy Statement and will be contained in the Definitive Proxy Statement. These documents may be obtained free of charge from the sources indicated above, once made available.

Forward-Looking Statements
Certain statements in this document, including intentions, beliefs, expectations or projections, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risks described in the "Risk Factors" section of HMS’s Annual Report on Form 10-K for the year ended December 31, 2019 and quarterly reports filed on Form 10-Q filed with the Securities and Exchange Commission, and (i) failure to obtain requisite stockholder approval for the Proposal and (ii) failure to consummate the transactions contemplated by the definitive agreement between HMS Adviser LP, MSC Adviser I, LLC, Main Street Capital Corporation (solely for the purposes set forth therein) and Hines Interests Limited Partnership (solely for the purposes set forth therein) as set forth in the Preliminary Proxy Statement. All forward-looking statements contained in this document are made only as of the date of this document and HMS undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.